EXHIBIT 23.2

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 9, 2007, relating to the financial statements and financial statement schedules of Centerline Holding Company (formerly CharterMac) and subsidiaries, and management's report on the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Centerline Holding Company (formerly CharterMac) and subsidiaries for the year ended December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
February 22, 2008
New York, NY